UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934.
Date of Report: May 23, 2017
(Date of earliest event reported)

Alico, Inc.
(Exact name of registrant as specified in its charter)

Florida	0-261	59-0906081
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

10070 Daniels Interstate Court, Suite 100 Fort Myers, FL		33913
(Address of principal executive offices)		(Zip Code)

239-226-2000
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Vacancy Appointment

On May 23, 2017, the Board of Directors of Alico, Inc. (the “Company”), appointed Joseph S. Sambuco as a director of the Company to fill a vacancy on the Board of Directors. Mr. Sambuco is an independent director with a term expiring at the Company’s 2018 annual meeting of shareholders. Mr. Sambuco has been assigned to the audit committee and the compensation committee of the Board of Directors.

Mr. Sambuco, age 56, is Chairman/CEO of Colonnade Properties LLC, a private fully integrated commercial real estate investment company. He began his real estate career at Lazard Frères & Co in 1982 in their Real Estate division. Mr. Sambuco focused on the accounting, reporting, and due diligence for over $2.0 billion in commercial real estate assets and was also actively involved the firm’s real estate consulting and advisory business. In 1989 Mr. Sambuco became a Managing Director and the CFO of The Taylor Simpson Group when TSG purchased the assets of Lazard’s property investment company. Mr. Sambuco held these responsibilities until 1999 when he formed Colonnade Properties LLC in joint venture with Prudential Real Estate Investors to acquire all assets of TSG. Since founding Colonnade, Mr. Sambuco has invested over $600 million of capital for institutional and high net worth investors. During his career, Mr. Sambuco has been involved with the development of over $1.0 billion of commercial real estate projects, the acquisition of in excess of $5.0 billion of commercial real estate, and the operation of more than 15.0 million square feet of commercial real estate. He is a Director of the Palm Beach Civic Association and a Trustee on the board of the Palm Beach Day Academy. Mr. Sambuco has a B.A. in accounting from Rutgers University (1982).

Mr. Sambuco will participate in the Company’s standard director compensation arrangements under which he will receive an annual board fee of $75,000.

Mr. Sambuco has no relationships or transactions with the Company which are required to be disclosed pursuant to Item 404(a) of Regulation S-K, nor are there any arrangements or understandings with other persons pursuant to which he was selected as a Director.

Item 8.01. Other Events

Cash Dividend

On May 23, 2017 the Company’s Board of Directors declared a cash dividend of $0.06 per share on its outstanding common stock to be paid to shareholders of record as of June 30, 2017, with payment expected on July 15, 2017.

New Share Repurchase Plan

The Company’s Board of Directors authorized a new share repurchase plan on May 23, 2017 (the “May 2017 Repurchase Plan”). Under this May 2017 Repurchase Plan, the Company may repurchase up to $2.0 million of its common stock from May 24, 2017 to May 24, 2019 and repurchases will be made from time to time by the Company in the open market as conditions allow, or in privately negotiated transactions. The repurchases may be implemented under a Rule 10b5-1 trading plan, which would allow repurchases under pre-set terms at times when the Company might otherwise be prevented from doing so under insider trading laws or because of self-imposed blackout periods. Because repurchases under the May 2017 Repurchase Plan are subject to certain pricing parameters, there is no guarantee as to the exact number of shares that will be repurchased under the Repurchase Plan or that there will be any repurchases pursuant to the May 2017 Repurchase Plan. Subject to applicable regulations, the Company may elect to amend or cancel the May 2017 Repurchase Plan at its discretion.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: May 25, 2017

ALICO, INC.

By:/s/ John E. Kiernan
John E. Kiernan
Senior Vice President and Chief Financial Officer